FOR FURTHER INFORMATION:

AT INVESTOR RELATIONS INTL:	AT SYNUTRA:
Haris Tajyar	Weiguo Zhang
Ph: 818-382-9702	Ph: 301-840-3888
htajyar@irintl.com	wzhang@synutra.com

FOR IMMEDIATE RELEASE
AUGUST 11, 2009

SYNUTRA REPORTS FINANCIAL RESULTS FOR
FIRST QUARTER ENDED JUNE 30, 2009

Revenues of China Infant Formula Maker Continue to Show Impact of
September 2008 Melamine Incident; Company to Address Liquidity Concerns

Qingdao, China and Rockville, Md. – August 11, 2009 -- Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today reported financial results for the Company’s quarter ended June 30, 2009.

Revenues Affected by 2008 Melamine Incident and Inventory Factors

Revenues for the first fiscal quarter ended June 30, 2009 totaled $47.35 million, down 62.8% from $127.38 million in the prior first quarter. The drop reflected in part the lingering impact of the product recall the Company carried out following the September 2008 discovery of melamine in products of 22 Chinese formula producers, including some lots of Synutra’s U-Smart products.  In addition, the distribution of free replacements for recalled products created an inventory glut in the sales channels that is shrinking but still present and this contributed to the depressed sales during the June 2009 quarter.  The Company conducted the recall last fall to demonstrate its resolve to protect the safety and wellbeing of customers.  The absence of its products from shelves (for the duration before product replacement completed) had resulted in the loss of customers, especially for the U-Smart product line.

Gross profit for the June 2009 quarter was $19.57 million, net across all reporting segments, which is down 70.7% from $66.90 million during the same quarter a year earlier, when the Company did not report segments.  In this first fiscal quarter, Synutra’s infant formula segment recorded net sales of $42.47 million with a gross profit of $20.20 million.  The Company believes its premium line of Super series infant formula products, which account for about 56% of segment sales, have led the segment in market recovery and helped to stabilize the Company’s market position.

Synutra First Quarter Press Release

Though powdered formula sales have improved since the quarter that immediately followed the recall, Synutra has not yet recovered its pre-recall market share.  In meeting the considerable challenges, including the significant brand equity damage sustained by the U-Smart series, the Company has focused on fundamental approaches to procure new customers through its integrated marketing platform, capitalizing on database resources built with a nationwide deployed team of more than 500 nutrition education specialists who work directly with medical and healthcare professionals at maternity wards or clinics throughout the country.  The Company has also made sales and distribution system adjustments, including a new inventory control and monitoring mechanism aimed at improving sales efficiency and effectively managing inventory level within its distribution channels, which comprise of more than 480 distributors across the market.

Operating expenses for the latest quarter totaled $30.15 million, down 36.5% from $47.45 million in the quarter ended June 30, 2008. The decrease was largely due to a drop of 52.8% in advertising and promotion expenses, which fell to $15.15 million from $32.10 million year-over-year. The Company noted it has substantially reduced expenses in this category until inventories in the infant formula market return to manageable levels and sales can return to a path of growth and expansion.

The operating loss for the June 2009 quarter was $10.57 million, compared to operating profit of $19.45 million a year earlier. Net loss for the June 2009 quarter was $9.95 million, or $0.18 per fully diluted share, compared to net income of $15.64 million, or $0.29 per fully diluted share for the same quarter a year earlier.

On a sequential basis, revenues for the first quarter ending June 30, 2009 were down 34.9% from the prior fourth quarter, ended March 31, 2009. The drop in revenues was due largely to the inventory glut on the infant formula market and a decision by the Company to effectively manage shipments and to reduce promotion efforts until distribution channels for new products are up to a healthier capacity.

Company to Address Liquidity Concerns

On the balance sheet, Synutra reported cash and cash equivalents of $29.58 million on June 30, 2009, compared to $37.74 million on March 31, 2009. Working capital was negative at $83.74 million, compared to negative working capital of $80.43 million three months earlier. Long-term debt at the end of June 2009 was $16.10 million, compared to $8.78 million at the end of March. The working capital deficit was caused primarily by the product recall expenses, including product replacement cost; shipping charges and inventory write-down and write-off, as well as the subsequent loss of sales. As of June 30, 2009, the Company was not in compliance with certain covenants of its loan agreement with one of its lenders, ABN AMRO Bank, N.V., Hong Kong branch, which was acquired by Royal Bank of Scotland.  The Company is currently in discussions with the lenders on a waiver and is unable to predict when, or if the waiver will be granted.  Also, in order to maintain sufficient funds for its operations, it has postponed the payment of certain accounts payables and has negotiated with certain suppliers to extend payment terms beyond the customary terms.

In light of these issues, Synutra is in discussions with local domestic banks to obtain short term financing to support its operational needs. As of June 30, 2009, it had short-term borrowings from local banks of $241.40 million with a weighted average interest rate of 3.51%. These loans were secured by the pledge of certain fixed assets held by the Company’s subsidiaries, the pledge of land use rights in Qingdao, China and the pledge of necessary cash deposits which were recorded as restricted cash.  The maturity dates of the short-term loans from local banks outstanding at June 30, 2009 range from July 2009 to June 2010. As of the date of this press release, all outstanding short-term loans that have become due have been repaid.

Synutra First Quarter Press Release

As of June 30, 2009, Synutra also had unsecured long-term borrowings from domestic banks of $16.1 million maturing from November 2011 to June 2012 with a weighted average interest rate of 5.4%. In addition to the loans from domestic banks, it has short-term loans from related parties totaling $6.60 million with a weighted average interest rate of 8.1% to finance its acquisition of the Helanruniu trademarks and to support its normal operating needs. The maturity dates of the short-term loans outstanding from related parties at June 30, 2009 are from October 2009 to January 2010.

As a result of the Company’s operating losses and negative cash flows and its failure to meet its debt covenants, the Company’s Annual Report on Form 10-K included an unqualified audit opinion in which Synutra’s independent registered public accounting firm, Deloitte Touche Tohmatsu CPA Ltd. included an explanatory paragraph expressing substantial doubt regarding Synutra’s ability to continue as a “going concern” in its report on Synutra’s financial statements for the fiscal year ended March 31, 2009.

CEO Offers Views on Recovery Prospects and Strategic Options

Liang Zhang, Chairman and CEO of Synutra, commented, “The results for our latest quarter are far from satisfactory, but we believe our market position is continuing to stabilize with the recovery of the Super product lines.  We have refocused our attention to work on the fundamentals.  We are working to reduce the inventory glut in the distribution channels to clear the ways for our gradual return to growth and profitability.  We have planned certain strategies to retain existing customers and increase the number of first-time users of our products.  We are evaluating approaches to rebuild our brand equity that suffered injury in the aftermath of the melamine contamination incident.  It is our belief that given time, coupled with our strategic initiatives, we will experience improvements in our financial and operational results.”

Addressing the liquidity concerns, Mr. Zhang continued, “The Company has assets – including approximately $145 million in property, plant and equipment – that could play a role in possible solutions to its current liquidity issues.  I would also like to stress that Synutra’s management believes in placing shareholder interests first and is considering strategic financing options to both support the Company while enhancing shareholder value. This was a challenging first quarter following an extraordinarily difficult fiscal year, but we remain confident in our belief in Synutra’s core business, which still produces nearly $190 million in annualized sales, despite the events of 2008.”

To be added to Synutra’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

Conference Call Information

Synutra First Quarter Press Release

Synutra Management will conduct a conference call today, Tuesday, August 11, 2009 at 12:00 noon (Eastern). The conference call may be accessed by calling (877) 407-9205 or (201) 689-8054 (International).
A replay of the conference call will be available through August 18, 2009. Access the replay by calling (877) 660-6853 or (201) 612-7415 (International) and entering account number 286 and conference number 330125.

About Synutra International, Inc.

Synutra International Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan," or "Synutra," name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through extensive, nationwide sales and distribution network covering 29 provinces and provincial-level municipalities in China. As of June 30, 2009, this network comprised over 480 distributors and over 800 sub-distributors who sell Synutra products in over 65,000 retail outlets.  Additional information about Synutra International, Inc. can be found at www.synutra.com.

Forward-looking Statements: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward- looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of our products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in the "Item 1. Business," "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections in Synutra's Form 10-K filed with the Securities and Exchange Commission on June 15, 2009. The forward-looking statements are made as of the date of this press release. Synutra International Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

[FINANCIAL TABLES TO FOLLOW]

Synutra First Quarter Press Release

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value)
(unaudited)

	June 30, 2009	March 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$29,579	$37,736
Restricted cash	104,113	84,338
Accounts receivable, net of allowance of $1,049 and $1,452, respectively	24,098	23,826
Inventories	135,381	114,724
Due from related parties	3,201	2,463
Deferred tax assets	16,285	16,276
Income tax receivable	5,068	1,476
Prepaid expenses and other current assets	11,227	13,436

Total current assets	328,952	294,275

Property, plant and equipment, net	145,280	144,481
Land use rights, net	6,361	6,374
Intangible assets, net	3,453	3,136
Goodwill	1,436	1,435
Deferred tax assets	18,469	18,464
Other assets	4,232	4,406

TOTAL ASSETS	$508,183	$472,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$282,587	$224,647
Accounts payable	100,132	112,968
Due to related parties	2,680	5,172
Advances from customers	4,404	5,448
Product recall provision	3,202	4,547
Other current liabilities	19,686	21,925

Total current liabilities	412,691	374,707
Long-term debt	16,101	8,777
Deferred revenue	4,684	4,681
Capital lease obligations	5,783	5,254
Other long term liabilities	1,369	1,756

Total liabilities	440,628	395,175

Shareholders’ equity:
Common stock, $.0001 par value: 250,000 authorized; 54,001 and 54,001 issued and outstanding at June 30, 2009 and March 31, 2009, respectively	5	5
Additional paid-in capital	76,607	76,607
Noncontrolling interests	572	537
Accumulated deficit	(33,620)	(23,674)
Accumulated other comprehensive income	23,991	23,921

Total shareholders’ equity	67,555	77,396

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$508,183	$472,571

The accompanying notes are an integral part of the unaudited condensed  consolidated financial statements.

Synutra First Quarter Press Release

SYNUTRA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(in thousands except earnings per share data)
(unaudited)

	Three Months Ended June 30,
	2009	2008

Net sales	$47,350	$127,380
Cost of sales	27,778	60,485

Gross profit	19,572	66,895

Selling and distribution expenses	10,477	11,423
Advertising and promotion expenses	15,145	32,096
General and administrative expenses	4,641	3,930
Other operating income, net	117	-

Income (loss) from operations	(10,574)	19,446

Interest expense	2,378	521
Interest income	518	198
Other expense, net	(784)	(434)

Income (loss) before provision (benefit) for income tax	(13,218)	18,689
Provision (benefit) for income tax	(3,223)	3,044

Net income (loss)	(9,995)	15,645

Net income (loss) attributable to the noncontrolling interests	(49)	1

Net income (loss) attributable to common shareholders	$(9,946)	$15,644

Earnings (loss) per share – basic	$(0.18)	$0.29

Earnings (loss) per share – diluted	$(0.18)	$0.29

Weighted average common share outstanding – basic	54,001	54,001
Weighted average common share outstanding – diluted	54,001	54,291

The accompanying notes are an integral part of the unaudited condensed  consolidated financial statements.